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                                                                 EX-99.B.9(p)(8)

                                Code of Ethics
                                      For
                       Employees of Smith & Summers, LLC

INTRODUCTION

     This Code of Ethics has been adopted by Smith & Summers, L.L.C., Smith Asset Management Group, L.P. ("SAMG"), a registered investment adviser, and Discovery Management, Ltd. ("DM"), which is not a registered investment adviser, in connection with various investment advisory services they provide to certain of the investment portfolios (each a "Client" ) of SAMG and/or DM. This Code contains standards and procedures intended to assure that Employees (as defined below) do not use any information concerning the investments or investment intentions of a Client, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Clients. The Personal Security Transactions Procedure, and forms of a request for pre-clearance and reporting requirements are incorporated into this Code of Ethics and attached as Appendix A.

SECTION 1.  DEFINITIONS

(a) "Employee" means any employee, director, or officer, of Smith & Summers, L.L.C., SAMG, or DM.

(b)  "being considered for purchase or sale" means, with respect to a security,
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     when a recommendation to purchase or sell that security has been communicated and, with respect to the person making the recommendation, when that person seriously considers making the recommendation.

(c)  "Security `shall mean a security as defined in Section 2(a)(36) of the
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     Investment Company Act of 1940 (the "Act"); provided, however, that the term shall not include:

     (i)   direct obligations of the Government of the United States;

     (ii) high quality short-term debt instruments, including, but not limited to, bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements covering any of the foregoing, and, other money market instruments as determined by Smith & Summers, L.L.C.

     (iii) shares of registered open-end investment companies.

SECTION 2.  PROHIBITED TRANSACTIONS

(a)  Insider Trading Policy. (Section 204A) Employees are prohibited from
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     trading in a security, on their behalf or for others, while in possession of material, nonpublic information ("insider trading). Insider trading is a violation of the federal

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     securities laws and may result in criminal and civil penalties for the
     Employee and the Firm. Tipping of material, nonpublic information is also prohibited.

     The Firm considers information to be material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to act. Information is considered to be nonpublic when it has not been disseminated in a manner making it available to investors generally. Information becomes public once it is publicly disseminated; limited disclosure does not make the information public.

     Any questions regarding the Firm's insider trading policy should be directed to the Compliance Officer.

(b)  Securities Transactions.  No Employee may execute any Security transaction
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     in any account in which the Employee has any direct or indirect beneficial ownership unless the transaction has received Pre-Clearance pursuant to
     Section 3, below. Such transactions include, but are not limited to purchases or sales of Securities and private placements and purchases, sales and exercises of puts, calls and warrants.

(c)  Undue Influence: Disclosure of Personal Interest.  No Employee shall cause
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     or attempt to cause any Client to purchase, sell, or hold any Security in a manner calculated to create any personal benefit to the Employee. No Employee shall recommend any Securities transactions for a Client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including, without limitation:

     (i) his or her direct or indirect beneficial ownership of any Securities of such issuer;

     (ii)  any position with such issuer or its affiliates; and

     (iii) any present or proposed business relationship between such issuer or its affiliates and the Employee or any party in which the Employee has a significant interest.

(d)  Investment Opportunities.  All Employees are expressly prohibited from
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     taking personal advantage of any investment opportunity which is to the detriment of the Client.

(e)  Confidentiality.  Except as required in the normal course of carrying out
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     an Employee's business responsibilities, Employees are prohibited from revealing information relating to the investment intentions or activities of any Client or Securities that are being considered for purchase or sale on behalf of any Client.

SECTION 3.  PRE-CLEARANCE OF SECURITIES TRANSACTIONS

(a) Every Employee must obtain written pre-clearance from the Compliance Officer or her designee, for any securities transaction in which the Employee has a direct

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     or indirect beneficial ownership. A form for the purpose of obtaining pre-
     clearance is included in Appendix A.

(b)  Pre-Clearance is not required for any of the following transactions:

     (i) purchases or sales for any account over which an Employee has no direct or indirect influence or control.;

     (ii)  purchases which are part of an automatic dividend reinvestment plan;
           or

     (iii) purchases made in the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were initially acquired from the issues.

(c)  A Prohibited Security is any Security that either:

     (i)   is being considered for purchase or sale for any Client;

     (ii)  is being purchased or sold for any Client; or

     (iii) has been purchased or sold for any Client within the preceding 7 calendar days.

For the purposes of this section, a purchase and sale of a Security for a Client includes an initial and a final purchase and sale as well as any interim adjustments to a Client's position.

(d) Approval will be granted for transaction in a Prohibited Security which immediately follows the completion of all Client purchases and sales of that Security and is the same direction as the Client's transactions (i.e. a purchase which follows the completion of all Client purchases or a sale which follows the completion of all Client sales).

(e) Except as provided above, approval will not be granted for any transaction in a Prohibited Security. In addition, approval will not be granted for any transaction in any Security if that transaction:

     (i) would result in the buying or selling of securities in competition with buy or sell orders of any Client, or operate to the detriment of a Client, including executing a securities transaction on a day during which a Client has a pending buy or sell order for that same Security;

     (ii) would be for the purpose of, or result in, buying or selling securities to take advantage of recent or imminent trades by a Client;

     (iii) would involve the Security of a company with respect to which the Employee has material non-public information;

     (iv) would involve trading in options on any of the stocks held by or contemplated for a Client;

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     (v)   would take place before a sufficient period of time has elapsed after a purchase or sale of the Security by a Client for the effects of the Client's transaction on the market price to dissipate (even though seven calendar days may have elapsed); or

     (vi) would, in the case of Investment Personnel, involve the acquisition of a direct or indirect interest in any securities in an initial public offering.

(f) Pre-Clearance shall be effective for one business day following the day on which granted.

SECTION 4.  COMPLIANCE PROCEDURES FOR THE CODE OF ETHICS

The Compliance Officer is responsible for monitoring Employee compliance with the Code of Ethics, insuring that all Employees comply with the Code, and enforcing the Code's requirements and prohibitions. The Compliance Officer will respond to any questions regarding the Code of Ethics.

(a)  Personal Holdings Disclosure Requirement/Annual Certifications.  Every
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     Employee is required, upon his/her initial designation as an Employee to disclose all of his/her personal Securities holdings and accounts. On an annual basis, the Compliance Officer will distribute and subsequently obtain a certification from each Employee, as described in the Code of Ethics. If the Employee does not promptly deliver the requested certification, the Compliance Officer will notify one or more Managing Directors.

(b)  Duplicate Trade Confirmation Requirement.  Every Employee must direct
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     his/her broker(s) to supply on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all accounts in which the Employee has any beneficial ownership. Duplicate trade confirmations are not required with respect to transactions effected for any account over which the Employee does not have any direct or indirect influence or control.

(c) All reports are to be filed with the Compliance Officer of Smith & Summers, LLC, or her designee. Forms of reports for compliance can be found in Appendix A.

(d)  Reviewing Personal Securities Transactions.  The Compliance Officer will,
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     on at least a quarterly basis, compare Request for Personal Securities
     Transaction Forms with duplicate brokerage confirmations, quarterly/monthly brokerage account statements, and quarterly transaction reports to ensure that each Employee has requested and obtained approval for each personal securities transaction during the quarter. If the Compliance Officer does not receive confirmations or statements on a timely basis, or quarterly reports no later than the 10th day following the end of each calendar quarter, the Compliance Officer will contact the Employee(s) to request such document(s). If the Employee does not promptly deliver the requested document(s), the Compliance Officer will notify one or more Managing Directors.

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(e)  Requests for Personal Securities Transactions.  The Compliance Officer will
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     review all Request for Personal Securities Transaction Forms and determine whether to grant such requests. Before determining whether to grant a request the Compliance Officer will obtain a report that shows whether one or more advisory clients own the security for which approval is sought.
     The report will also show the number of shares (or the principle amount, as applicable) owned by clients. The Compliance Officer will consider such report, and any other information the Compliance Officer believes is necessary or appropriate, in determining whether to grant a request. If an Employee seeks approval to acquire a privately placed security, the Compliance Officer will record, in writing, the reasons supporting any decision to approve the acquisition. The Firm will maintain such written records for at least five years after the end of the fiscal year in which the approval is granted.

SECTION 5.  SANCTIONS

(a)  Sanctions.  If the Compliance Officer finds that an Employee has violated
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     the Code of Ethics, the Compliance Officer will notify one or more Managing
     Directors. The Managing Directors will determine and impose appropriate disciplinary action, which may include a warning, disgorgement of profits made or losses avoided, and/or dismissal.

SECTION 6.  EXCEPTIONS

The Managing Directors, or their designee may grant exceptions to the policies contained in the Code in appropriate circumstances.




I ____________________________________, an employee of Smith and Summers, LLC acknowledge receipt and review of the Code of Ethics and the forms incorporated in Appendix A.

______________________             __________________________
Name:                              Date

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